Exhibit 5.1

Electra Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel +972 (3) 608-9999. Fax +972 (3) 608-9909	INFO@GOLDFARB.COM WWW.GOLDFARB.COM

Attunity Ltd	July 22, 2015
16 Atir Yeda Street,
Atir Yeda Industrial Park,
Kfar Saba 4464321,
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof by Attunity Ltd, an Israeli company (the “Company”), relating to the resale, from time to time, of 851,302 ordinary shares, par value NIS 0.1 per share, of the Company (the “Ordinary Shares”), of which (i) 579,919 Ordinary Shares were issued to the selling shareholders (the “Closing Shares”) in connection with an agreement and plan of merger, dated March 5, 2015 (the “Merger Agreement”), pursuant to which the Company acquired Appfluent Technology, Inc.; (ii) 143,375 Ordinary Shares may be issued to the selling shareholders subject to certain conditions stipulated in the Merger Agreement (the “Holdback Shares”), and (iii) 128,008 Ordinary Shares may be issued to the selling shareholders subject to certain milestones stipulated in the Merger Agreement (the “Earnout Shares”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact related to this opinion, we have relied upon certificates or comparable documents, or upon statements, of officers of the Company and upon certificates of government officials.

Based upon and subject to the foregoing, we are of the opinion that: (1) the Closing Shares are duly authorized, validly issued, fully paid and non-assessable; (2) the Holdback Shares issuable upon the fulfillment of certain conditions stipulated in the Merger Agreement have been duly authorized for issuance and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable; and (3) the Earnout Shares issuable upon the meeting of certain milestones stipulated in the Merger Agreement have been duly authorized for issuance and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.”  This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb Seligman & Co. Goldfarb Seligman & Co.